Exhibit 10.1

John C. Warren	Direct Dial (401) 348-1226
Chairman and Chief Executive Officer	Fax Number (401) 348-1404

July 28, 2005

Mr. Galan G. Daukas
31 Old Redding Road
Weston, CT 06883

Dear Galan,

I am very pleased to offer you a key position on Washington Trust management team. This letter will confirm the terms of our employment offer.

I. Title and Position Summary
Your title will be Executive Vice President of Wealth Management of Washington Trust Bancorp, Inc. and The Washington Trust Company. You will be responsible for managing the Wealth Management division, which will consist of the Bank’s Trust and Investment area, Phoenix Investment Management group, and Weston Financial. This position is critical to our success in 2005 and beyond.

This position will report directly to Jack Treanor, President and Chief Operating Officer. You will have an office in Providence, RI, and will have access to office space in Westerly, RI.

II. Starting Date
You have agreed to commence your employment on August 30, 2005.

III. Salary
Your annual salary will be $285,000, paid in biweekly increments of $10,961.54. You will be eligible for a salary review on January 1, 2007.

IV. Annual Performance Plan
Beginning in 2006, you will be eligible to participate in the Annual Performance Plan. The target bonus payment for Executive Vice Presidents under the Plan is 30% of salary. Plan payments are based upon Bank performance (ROE, Net Earnings, and EPS) and an assessment of your individual performance.

V. Business Building Incentive Plan
Beginning in 2006, you will be eligible to receive a Business Building Incentive to reward you as your Division achieves and exceeds performance targets. Key concepts include:

▪	Performance will be measured in terms of achieving targeted growth rates in pre-tax earnings, revenues, and net new assets under management (funded balances), with each metric having equal weighting.

▪
Performance goals will be mutually agreed upon, and will likely mirror your Division’s budget. Performance will be assessed based upon the combined performance of Phoenix Investment Management, Weston Financial, and Trust & Investment Services.

▪
There is a target payment of $200,000, with range of 0% to 150% based upon actual performance. Goal achievement for the three metrics must average at least 80% in order to qualify for a plan payment. Performance achievement is modified by a sliding scale as follows.

Performance vs. Plan	Payout as a % of Target
< 80%	0%
80.0% to 82.4%	50.0%
82.5% to 87.4%	62.5%
87.5% to 92.4%	75.0%
92.5% to 97.4%	87.5%
97.5% to 102.4%	100.0%
102.5% to 107.4%	112.5%
107.5% to 112.4%	125.0%
112.5% to 117.4%	137.5%
117.5% +	150%

VI. Equity Compensation
You will be eligible for equity grants in such number, at such times and on such terms as may be approved by the Compensation Committee of the Board of Directors (the "Compensation Committee"), in its sole discretion. These grants typically occur annually, and at the EVP level, have a target value of 35% of salary modified for your individual performance.

VII. One-Time Signing Bonus and Equity Grant
In recognition that you are forfeiting bonus and equity compensation with your current employer to join Washington Trust, we have agreed to provide a one-time signing bonus of $285,000. This signing bonus will be due on our mutual execution of this agreement and will be paid within the first one hundred days of your employment start date.

Upon your first date of employment, you will be granted 5,000 Restricted Shares of Washington Trust Bancorp, Inc., which will become vested upon the 5-year anniversary of your first date of employment. You will also be granted a Nonqualified Stock Option to acquire 20,000 shares of Washington Trust Bancorp, Inc. common stock that will be immediately vested. The Option will have an exercise price equal to the fair market value on the date of grant.

VIII. Welfare Benefit Plan
You will be eligible for benefits under The Washington Trust Company Welfare Benefit Plan on the first day of the month following your first date of employment. This comprehensive benefit plan features medical, dental, life and long-term disability insurance, as well as medical reimbursement and dependent care reimbursement accounts.

IX. Retirement Plans
You will be eligible to participate in The Washington Trust Company 401(k) Plan effective on the first day of the quarter following your three-month anniversary. Under this Plan, you may contribute up to 25% of base salary, subject to an IRS dollar limit of $14,000 in 2005. If you defer at least 4% of salary, the Bank will make a matching contribution of 3%. This matching contribution is immediately vested.

You will become a participant in The Washington Trust Company Pension Plan on the first day of the calendar month following the completion of one year of service. You will become fully vested in this defined benefit plan after five years of service.

In addition to these qualified retirement plans, you are eligible for The Washington Trust Company Nonqualified Deferred Compensation Plan. This “401(k) mirror” plan allows you to defer up to 25% of salary and 100% of bonus. The Bank will make contributions on your behalf to a rabbi trust. Contributions appreciate/depreciate based upon your selection of investment measurement options. There are no matching contributions on your plan deferrals. However, ‘excess match’ contributions (i.e. match on compensation over qualified 401(k) plan limits) are provided through this Plan.

You will receive more information on these plans as you become eligible.

X. Executive Severance Agreement
You will enter into a Change in Control Agreement that would provide two years of salary, incentive payment and benefit continuation upon a change in control event.

XI. Vacation Entitlement
You will be entitled to four weeks of vacation per calendar year. This entitlement will be pro-rated for your year of hire.

XII. Moving Expenses
In connection with your employment, you will be relocating to Rhode Island. We will reimburse you for reasonable moving expenses of up to $20,000. This reimbursement will likely be considered a qualified moving expense, and will not be taxable. However, should it fail to meet the IRS standard, we will provide a ‘gross-up’ to cover your tax liability.

We will also reimburse you for the sale Real Estate broker’s fee on the sale of your existing residence up to an amount equaling $90,000. (It is our understanding that you will make a best effort to minimize this fee through negotiations with your selling broker.). If any portion of this payment will need to be reported as taxable income, we will provide an additional ‘gross up’ to address your tax liability regarding this payment.

XIII. Miscellaneous
▪	You will be granted a car allowance of $600 per month that includes mileage. This payment is reported as income, and you will be subject to applicable taxes.

▪	You will be reimbursed up to $9,000 annually for country club dues. This reimbursement is reported as income, and you will be subject to applicable taxes.

This offer of employment is subject to obtaining a satisfactory criminal background check. While we hope that your employment relationship with the Bank will be rewarding and long-term, we recognize that either party is free to terminate this relationship in the future. Continued employment will be based upon meeting job requirements and performance expectations as well as the Bank’s future operational requirements.

I am pleased to make this offer and look forward to welcoming you aboard. Please confirm your acceptance in writing by signing the enclosed copy and returning it to my attention. Please feel free to call me if you have any questions. Welcome aboard!

Sincerely,

John C. Warren
Chairman & CEO

I accept the terms of the above offer.

Galan G. Daukas                 Date